Exhibit 99.1

Worthington Reports Second Quarter Fiscal 2012 Results

COLUMBUS, OH--(Marketwire - January 5, 2012) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $570.4 million and net earnings of $18.5 million, or $0.27 per share, for its fiscal 2012 second quarter ended November 30, 2011. In last year's second quarter, the Company reported net sales of $580.7 million and net earnings of $14.5 million, or $0.20 per share.

Financial highlights for the current and comparative periods are as follows:
(U.S. dollars in millions, except per share data)

	2Q 2012	1Q 2012	2Q 2011	6M2012	6M2011
Net sales	$570.4	$602.4	$580.7	$1,172.8	$1,197.5
Operating income	12.5	21.2	12.9	33.7	34.0
Equity income	21.9	24.7	16.2	46.6	34.5
Net earnings	18.5	25.7	14.5	44.2	36.8
Earnings per share	$0.27	$0.35	$0.20	$0.62	$0.49

"Our second quarter results were very good, showing solid incremental growth," said John McConnell, Chairman and CEO. "The Steel Processing and Pressure Cylinders businesses nearly made up for the lost revenue from the exiting of the Metal Framing business in the year-to-year comparison. Worthington Cylinders is strengthening its portfolio and global footprint to achieve our strategic growth goals for that business. We are pleased with the speed of integration in the Cylinders' acquisitions of the BernzOmatic® and Coleman® product lines, as well as the recent addition of STAKO and their strong European market position in LPG tanks." McConnell added, "Strengthening automotive demand and continued operating improvements produced good results in Steel Processing."

Consolidated Quarterly Results

Net sales for the second quarter ended November 30, 2011, were $570.4 million, down 2% from the comparable quarter in the prior year, when net sales were $580.7 million. The Steel Processing and Pressure Cylinders segments reported an 18% and a 33% increase in sales, respectively, aided by the recent acquisitions. These increases, however, were more than offset by the impact of the deconsolidation of the Company's former Metal Framing and Automotive Body Panels operations, as reported in previous periods. Excluding the deconsolidated operations, net sales rose 19% from the prior year quarter primarily due to the acquisitions and higher average selling prices.

Gross margin for the current quarter was $66.3 million, compared to $69.8 million in the prior year quarter. The decrease was primarily due to higher inventory holding losses for Steel Processing.

SG&A expense was $4.1 million lower than the prior year quarter primarily due to the deconsolidation transactions, partially offset by the impact of the acquisitions.

Operating income for the current quarter was $12.5 million, slightly lower than the $12.9 million reported during the comparable quarter of the prior year. Operating income for the current quarter was adversely affected by restructuring expenses, while gains on the sale of equipment and real estate related to the joint venture transactions had a favorable impact. During the current quarter, ongoing transformation efforts within Pressure Cylinders resulted in $2.0 million of outside consulting expenses, which are included in the "restructuring and other" expense line. The $1.2 million in the "joint venture transactions" line reflects one-time gains on asset disposals offset by facility exit and other costs related to the wind down of the retained Metal Framing facilities during the second quarter of fiscal 2012.

Interest expense was $4.8 million in the quarter, the same as in the prior year. The impact of higher average debt levels was offset by slightly lower interest rates.

Equity in net income from unconsolidated joint ventures was $21.9 million, an increase of $5.7 million from the comparable quarter in the prior year, on sales of $420.1 million. Worthington Armstrong Venture (WAVE) contributed $14.1 million of earnings in the current quarter, a 10% increase from the comparable prior year quarter. In addition, the new joint ventures, ClarkDietrich and ArtiFlex, contributed $2.2 million and $2.1 million of earnings, respectively.

For the current quarter, income tax expense of $9.2 million compared to $7.3 million in the comparable quarter in the prior year. Current quarter income tax expense reflects an estimated annual effective tax rate of 32.9% compared to 32.7% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $476.3 million, up $16.9 million from August 31, 2011, as the acquisition of STAKO and the repurchase of common shares raised short-term borrowing needs. The Company had utilized $85.0 million of its $100.0 million trade accounts receivable securitization facility, and $136.1 million was drawn on its $400.0 million revolving credit facility as of November 30, 2011.

Quarterly Segment Results

Steel Processing's net sales of $373.5 million were up 18%, or $56.3 million, over the prior year quarter. Higher average selling prices increased net sales by $35.9 million and a 12% increase in volumes favorably impacted sales by $20.4 million. The mix of direct versus toll tons processed was 51% to 49% this quarter, compared with 54% to 46% in the comparable quarter in the prior year. Operating income declined $1.0 million as increased volumes were more than offset by the impact of higher manufacturing expenses and inventory holding losses.

Pressure Cylinders' net sales of $181.5 million were up 33% from the comparable prior year quarter. Net sales in the North American operations increased 33% over prior year, aided by the Bernz acquisition. Net sales for the European operations were higher primarily due to the STAKO acquisition and a more favorable product mix, but overall volumes were down. Worthington Nitin Cylinders, the Company's Indian consolidated joint venture, contributed $1.9 million to net sales. Pressure Cylinders' operating income increased $0.7 million, or 7%, from the prior year quarter to $10.2 million. The improvement in operating income was driven by higher overall volumes and an increased spread between selling prices and material costs. However, higher SG&A expenses of $5.5 million, driven primarily by the impact of acquisitions and the absorption of a larger portion of corporate allocated expenses resulting from the deconsolidated operations offset the improvement.

Metal Framing's net sales were $1.3 million during the quarter, reflecting two months of operations for the vinyl business, which was sold on October 31, 2011. The prior year quarter included the full Metal Framing operations, which were contributed into the new ClarkDietrich joint venture on March 1, 2011.

Noteworthy Developments

●
On September 30, 2011, the Company completed the acquisition of Poland-based STAKO, a leading European producer of automotive liquefied propane gas and compressed natural gas tanks. The acquired net assets are now a part of the Pressure Cylinders business segment. The purchase price was $41.5 million.

●
On December 1, 2011, the propane fuel business of The Coleman Company, Inc. became part of the Pressure Cylinders segment. The Company also licensed the Coleman name, adding the Coleman brand to the Cylinders growing retail portfolio. The purchase price was $23.4 million.

●	A quarterly dividend of $0.12 was declared by the Company's Board of Directors on December 14, 2011, payable on March 29, 2012 to shareholders of record March 15, 2012.

●	The Company repurchased 1.2 million shares for $16.7 million during the quarter.

●
In December, the Company received a non-recurring distribution of $50.0 million from WAVE, the ceiling grid joint venture, as WAVE expanded its revolving credit facility to $225.0 million and issued a $50.0 million 10-year senior unsecured note.

●
On December 29, 2011, the Company acquired the stock of Angus Industries for $180.0 million. Angus designs and manufacturers OEM cabs for mobile equipment in industries serving the agriculture, construction and mining industries. For its fiscal year ended December 31, 2011, Angus recognized approximately $200.0 million of revenue. Post-closing, the Company has approximately $569.0 million of funded debt and availability under its revolving credit facilities of $184.0 million.

Outlook

"Our Company continues to leverage our core competency as a diversified metals manufacturer by acquiring high return and high value-added businesses that serve attractive end markets," McConnell said. "The acquisition of Angus Industries is a result of that focus and we are pleased to have this market leader in the design and manufacturing of high quality, custom-engineered cabs in the Worthington family.

"We are aggressively positioning Worthington Industries for growth. Our focus over the last three years has been on improving our existing businesses or exiting them, and finding new, complementary businesses to help us achieve our strategic goal of decreasing earnings volatility. We are strengthening our brand offerings and added new growth opportunities in Cylinders. Our Steel Processing segment is operating at a high level and we have positioned our joint ventures to continue their strong results. Even with the slow economy, we have seen incremental improvements in many of our markets and believe we can continue to grow our bottom line."

Conference Call

Worthington will review second quarter results during its quarterly conference call on January 5, 2012, at 1:30 p.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2011 fiscal year sales of $2.4 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured pressure cylinders, such as propane, oxygen and helium tanks, hand torches, refrigerant and industrial cylinders, camping cylinders, scuba tanks, and compressed natural gas storage cylinders; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; framing systems and stairs for mid-rise buildings; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings; laser welded blanks, and light gauge steel framing for commercial and residential construction. Worthington employs more than 9,500 people and operates 80 facilities in 12 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies and other expected benefits therefrom; the overall success of newly-created joint ventures, including the demand for their products, and the ability to achieve the anticipated benefits therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in new markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to worker's compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, both in the United States and abroad; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2011.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Net sales	$570,389	$580,687	$1,172,776	$1,197,492
Cost of goods sold	504,112	510,868	1,035,037	1,048,759
Gross margin	66,277	69,819	137,739	148,733
Selling, general and administrative expense	52,901	56,971	98,262	113,749
Restructuring and other expense (income)	2,048	(76)	3,751	988
Joint venture transactions	(1,192)	-	2,023	-
Operating income	12,520	12,924	33,703	33,996
Other income (expense):
Miscellaneous income (expense)	279	(94)	680	(137)
Interest expense	(4,756)	(4,838)	(9,444)	(9,546)
Equity in net income of unconsolidated affiliates	21,912	16,223	46,609	34,512
Earnings before income taxes	29,955	24,215	71,548	58,825
Income tax expense	9,207	7,332	22,459	17,689
Net earnings	20,748	16,883	49,089	41,136
Net earnings attributable to noncontrolling interest	2,216	2,414	4,904	4,313
Net earnings attributable to controlling interest	$18,532	$14,469	$44,185	$36,823

Basic
Average common shares outstanding	69,350	74,062	70,440	75,870
Earnings per share attributable to controlling interest	$0.27	$0.20	$0.63	$0.49

Diluted
Average common shares outstanding	69,356	74,077	70,925	75,882
Earnings per share attributable to controlling interest	$0.27	$0.20	$0.62	$0.49

Common shares outstanding at end of period	68,937	74,108	68,937	74,108

Cash dividends declared per share	$0.12	$0.10	$0.24	$0.20

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	May 31,
	2011	2011
Assets
Current assets:
Cash and cash equivalents	$53,806	$56,167
Receivables, less allowances of $3,254 and $4,150 at November 30, 2011 and May 31, 2011	333,375	388,550
Inventories:
Raw materials	165,232	189,450
Work in process	85,175	98,940
Finished products	85,764	82,440
Total inventories	336,171	370,830
Income taxes receivable	10,001	1,356
Assets held for sale	22,962	9,681
Deferred income taxes	22,290	28,297
Prepaid expenses and other current assets	32,744	36,754
Total current assets	811,349	891,635

Investments in unconsolidated affiliates	233,187	232,149
Goodwill	102,379	93,633
Other intangible assets, net of accumulated amortization of $12,715 and $12,688 at November 30, 2011 and May 31, 2011	43,235	19,958
Other assets	23,150	24,540
Property, plant and equipment, net	398,989	405,334
Total assets	$1,612,289	$1,667,249

Liabilities and equity
Current liabilities:
Accounts payable	$177,194	$253,404
Short-term borrowings	226,086	132,956
Accrued compensation, contributions to employee benefit plans and related taxes	43,155	72,312
Dividends payable	8,391	7,175
Other accrued items	30,160	52,023
Income taxes payable	502	7,132
Total current liabilities	485,488	525,002

Other liabilities	71,522	67,309
Long-term debt	250,263	250,254
Deferred income taxes	88,126	83,981
Total liabilities	895,399	926,546

Shareholders' equity - controlling interest	670,110	689,910
Noncontrolling interest	46,780	50,793
Total equity	716,890	740,703
Total liabilities and equity	$1,612,289	$1,667,249

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Operating activities
Net earnings	$20,748	$16,883	$49,089	$41,136
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation and amortization	13,119	15,646	25,973	31,470
Restructuring and other expense (income), non-cash	-	(32)	-	225
Provision for deferred income taxes	500	(1,365)	8,178	(4,464)
Bad debt expense (income)	(140)	776	(111)	781
Equity in net income of unconsolidated affiliates, net of distributions	2,782	(2,160)	(2,287)	(3,816)
Net loss (gain) on sale of assets	(1,653)	354	(2,068)	(329)
Stock-based compensation	2,578	1,579	5,779	3,033
Changes in assets and liabilities:
Receivables	23,981	8,100	51,355	(15,122)
Inventories	47,809	31,799	53,724	26,330
Prepaid expenses and other current assets	6,063	1,437	6,674	695
Other assets	1,567	107	2,840	807
Accounts payable and accrued expenses	(54,164)	(15,158)	(151,012)	(94,143)
Other liabilities	1,165	1,491	1,381	3,658
Net cash provided (used) by operating activities	64,355	59,457	49,515	(9,739)

Investing activities
Investment in property, plant and equipment, net	(3,559)	(4,477)	(10,031)	(10,810)
Acquisitions, net of cash acquired	(38,782)	-	(79,782)	(12,175)
Investments in unconsolidated affiliates	-	-	(785)	-
Proceeds from sale of assets	6,306	4,366	11,347	6,508
Net cash used by investing activities	(36,035)	(111)	(79,251)	(16,477)

Financing activities
Net proceeds from short-term borrowings	16,881	(41,375)	93,131	123,735
Proceeds from issuance of common shares	315	1,036	8,523	1,338
Payments to noncontrolling interest	(3,456)	(3,457)	(6,576)	(6,577)
Repurchase of common shares	(16,715)	(12,137)	(52,120)	(75,092)
Dividends paid	(8,414)	(7,408)	(15,583)	(15,334)
Net cash provided (used) by financing activities	(11,389)	(63,341)	27,375	28,070

Increase (decrease) in cash and cash equivalents	16,931	(3,995)	(2,361)	1,854
Cash and cash equivalents at beginning of period	36,875	64,865	56,167	59,016
Cash and cash equivalents at end of period	$53,806	$60,870	$53,806	$60,870

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Volume:
Steel Processing (tons)	681	608	1,385	1,224
Pressure Cylinders (units)	14,585	13,684	29,178	27,953
Metal Framing (tons)	1	60	1	125

Net sales:
Steel Processing	$373,462	$317,147	$781,636	$672,011
Pressure Cylinders	181,454	136,218	350,283	272,292
Metal Framing	1,257	77,084	4,402	161,588
Other	14,216	50,238	36,455	91,601
Total net sales	$570,389	$580,687	$1,172,776	$1,197,492

Material cost:
Steel Processing	$281,784	$232,845	$588,434	$494,032
Pressure Cylinders	89,410	62,784	175,962	126,301
Metal Framing	1,003	55,128	1,946	111,845

Operating income (loss):
Steel Processing	$7,387	$8,429	$23,664	$25,047
Pressure Cylinders	10,202	9,523	22,117	19,077
Metal Framing	372	(6,684)	(3,315)	(10,613)
Other	(5,441)	1,656	(8,763)	485
Total operating income	$12,520	$12,924	$33,703	$33,996

The following provides detail of the restructuring and other expense (income) and joint venture transactions included in the operating income by segment presented above.

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Pre-tax restructuring and other expense (income):
Steel Processing	$-	$(270)	$-	$(373)
Pressure Cylinders	-	-	-	-
Metal Framing	-	56	-	976
Other	2,048	138	3,751	385
Total restructuring and other expense (income)	$2,048	$(76)	$3,751	$988

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
Pre-tax joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Metal Framing	(1,192)	-	2,023	-
Other	-	-	-	-
Total joint venture transactions	$(1,192)	$-	$2,023	$-

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: cmlyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: slhiggin@WorthingtonIndustries.com